Exhibit 99


                                              CNA                  Media:
                                              CNA Plaza            Clark Walter
                                              Chicago, IL  60685   312-822-1454

                                                                   Analysts:
                                                                   Deborah Kamp
                                                                   312-822-7752

CNA
For All the Commitments You Make


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NEWS
                                                          For Immediate Release

CNA to Sell Personal Lines Business to Allstate

Chicago, IL June, 9, 1999 - CNA, a leading insurance group, today announced it is selling its personal lines business to Allstate. Allstate will set up a new entity, to be called CNA Personal Insurance, to manage the business as a separate independent agent company. The new $1.7 billion company will continue to sell CNA personal lines products through the 3,800 independent agents licensed to sell CNA products. CNA will have an ongoing interest in the new company through a $75 million 10-year equity-linked note. CNA will have a special advisor to the board of CNA Personal Insurance and will receive a royalty fee for six years.

CNA Insurance Chairman and Chief Executive Officer Bernard L. Hengesbaugh said, "This transaction offers a winning combination for our stockholders, our agents and their customers, and our employees.

"For our investors, we've been clear that our strategy is to sharpen our focus in those businesses where we are now or where we can become a market leader. As a result of this transaction, we can redeploy and refocus the company's capital to help maximize CNA's rates of return.

"For our agents and their customers, CNA Personal Insurance will be able to provide an expanded product line with more competitive price and service features than would be possible by CNA alone. And for our employees, this new business offers an opportunity to be associated with a personal lines market leader."

Hengesbaugh emphasized that the new organization will create maximum financial value to the extent that it benefits agents and their customers. "CNA is committed to working closely with the management of CNA Personal Insurance to assure a smooth transition," he said.

                                    -more-

                                     -2-


"We are pleased that all 2,000 of our Personal Insurance employees will transfer to the new business," he said. "That means our agents will continue to work with the people they have come to know and trust."

The CNA personal lines management team will stay largely in place. Ernest A. Lausier, currently president of CNA's personal lines business, will continue in a leadership role along with Doug Reynolds, currently assistant vice president of Deerbrook Insurance, an Allstate subsidiary.

Edward M. Liddy, Allstate's chairman, president and chief executive officer, said in a news release issued today by Allstate, "The total personal lines insurance market is over $130 billion, and we already have $20 billion in annual premium revenue. In today's market place we have to listen to the customer, and provide our product where and how the customer wants it. We are going to grow the number of channels we use to meet the needs of our customers, and we intend to be the market leader in every channel in which we compete."

Under the terms of the agreement, Allstate will acquire the operations of CNA's personal lines business including the reserves and the renewal rights to new business. CNA will receive from Allstate cash of approximately $140 million at the time of closing as well as a royalty fee tied to new and renewal premiums written through the newly-created distribution channel. The personal lines' surplus will remain with CNA. CNA has estimated the transaction value at approximately 1.2x - 1.3x of personal lines' allocated book value.

"We have an important stake in the success of this transaction and we will do everything in our power to ensure that it succeeds," said Hengesbaugh.

The transaction is expected to close by the fourth quarter. CNA believes there will be no material effect on its operating earnings in 1999 and 2000 as a result of this transaction.

CNA Financial Corporation (NYSE: CNA) and its subsidiaries (CNA) had 1998 revenues of $17.1 billion. CNA ranks among the top 10 U.S. insurance groups and serves individuals and businesses with a broad range of insurance products and insurance-related services. CNA products and services are marketed through multiple distribution channels, including independent agents, brokers, general agents and direct sales.

Since 1897, CNA has built on a foundation of financial strength, stability and commitment to customers and business partners. Visit CNA at www.cna.com on the World Wide Web. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.


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FORWARD LOOKING STATEMENT

The statements contained in this press release, which are not historical facts, are forward-looking statements. When included in this press release, the words "believe," "expects," "intends," "anticipates," "estimates," and analogous expressions are intended to identify forward-looking statements. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others, the impact of competitive products, policies and pricing; product and policy demand and market responses; development of claims and the effect on loss reserves; the performance of reinsurance companies under reinsurance contracts with CNA, general economic and business conditions; changes in financial markets (interest rate, credit, currency, commodities and stocks); changes in foreign, political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings; the effect on CNA with regards to third party corrective actions on Year 2000 compliance; changes in rating agency policies and practices; the results of financing efforts; changes in CNA's composition of operating segments; the actual closing of contemplated transactions and agreements and various other matters and risks (many of which are beyond CNA's control) detailed in CNA's Securities and Exchange Commission filings. These forward-looking statements speak only as of the date of this press release. CNA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in CNA's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

NOTE: A conference call for the investment community will be held from 10 a.m. to 10:45 a.m. CDT today. On the conference call will be Bernard L. Hengesbaugh, chairman and chief executive officer of CNA. Participants can access the call by dialing 800-390-9847. The call is available to the media, but questions will be restricted to the investment community. A taped replay of the call will be available, beginning one hour after the call ends, until 5 p.m. EST on June 16, 1999, by dialing 800-395-2178.

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